                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                           BRIGHAM EXPLORATION COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     5) Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     3)  Filing Party:

        ------------------------------------------------------------------------

     4)  Date Filed:

        ------------------------------------------------------------------------

                           BRIGHAM EXPLORATION COMPANY

                            6300 BRIDGE POINT PARKWAY
                             BUILDING TWO, SUITE 500
                               AUSTIN, TEXAS 78730

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 29, 1998

To the Stockholders of
 BRIGHAM EXPLORATION COMPANY:

         Notice is hereby given that the annual meeting of stockholders of Brigham Exploration Company, a Delaware corporation (the "Company"), will be held on Friday, May 29, 1998, at 1:00 p.m., local time, at Barton Creek Resort and Country Club, 8212 Barton Club Drive, Austin, Texas, for the following purposes:

         1. To elect seven directors to serve until the Annual Meeting of Stockholders in 1999;

         2. To approve the appointment of Price Waterhouse LLP as independent auditors of the Company for the year ending December 31, 1998; and

         3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

         Only stockholders of record at the close of business on April 3, 1998 are entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.

         You are cordially invited and urged to attend the meeting, but if you are unable to attend, please sign and date the enclosed proxy and return it promptly in the enclosed self-addressed stamped envelope. A prompt response will be appreciated. If you attend the meeting, you may vote in person, if you wish, whether or not you have returned your proxy. In any event, a proxy may be revoked at any time before it is exercised.

                                             BY ORDER OF THE BOARD OF DIRECTORS



                                             DAVID T. BRIGHAM
                                             Secretary


April 17, 1998
Austin, Texas

                          BRIGHAM EXPLORATION COMPANY
                           6300 BRIDGE POINT PARKWAY
                            BUILDING TWO, SUITE 500
                              AUSTIN, TEXAS 78730

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 29, 1998

                             SOLICITATION OF PROXIES

SOLICITATION AND REVOCABILITY OF PROXIES

       This proxy statement is furnished to holders of Brigham Exploration Company ("Brigham" or the "Company") common stock, $0.01 par value ("Common Stock"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the annual meeting of stockholders of Brigham to be held on Friday, May 29, 1998, at 1:00 p.m., local time, at Barton Creek Resort and Country Club, 8212 Barton Club Drive, Austin, Texas, and at any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

       Shares represented by a proxy in the form enclosed, duly signed, dated and returned to the Company and not revoked, will be voted at the meeting in accordance with the directions given, but in the absence of directions to the contrary, such shares will be voted (i) for the election of the Board's nominees for directors, (ii) for the appointment of Price Waterhouse LLP as independent auditors of the Company for the year ending December 31, 1998, and (iii) in accordance with the best judgment of the persons voting on any other proposals that may come before the meeting. The Board of Directors knows of no other matters, other than those stated in the foregoing notice, to be presented for consideration at the meeting or any adjournment(s) thereof. If, however, any other matters properly come before the meeting or any adjournment(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the enclosed proxy may also, if it is deemed to be advisable, vote such proxy to adjourn the meeting from time to time.

       Any stockholder executing and returning a proxy has the power to revoke it at any time before it is voted by delivering to the Secretary of the Company, 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730, a written revocation thereof or by duly executing a proxy bearing a later date. Any stockholder attending the annual meeting of stockholders may revoke his proxy by notifying the Secretary at such meeting and voting in person if he desires to do so. Attendance at the annual meeting will not by itself revoke a proxy.

       The approximate date on which this proxy statement and the form of proxy are first sent to stockholders is April 17, 1998.

       The cost of soliciting proxies will be borne by the Company. Solicitation may be made, without additional compensation, by directors, officers and regular employees of the Company in person or by mail, telephone or telegram. The Company may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock held of record by such persons, and Brigham will reimburse the forwarding expense. All costs of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company.

SHARES OUTSTANDING AND VOTING RIGHTS

       The close of business on April 3, 1998 is the record date for determination of stockholders entitled to notice of and to vote at the meeting or any adjournment(s) thereof. The only voting security of the Company outstanding is the Common Stock, each share of which entitles the holder thereof to one vote. At the record date for the meeting, there were outstanding and entitled to be voted 12,253,574 shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The table below sets forth information concerning (i) the only persons known by the Company, based upon statements filed by such persons pursuant to
Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to own beneficially in excess of 5% of the Common Stock as of April 3, 1998, and (ii) the shares of Common Stock beneficially owned, as of April 3, 1998, by each director of the Company, each executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all directors and executive officers of the Company as a group. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.


                                                                                       COMMON STOCK
                                                                                  BENEFICIALLY OWNED (1)
                                                                              ------------------------------
                                                                                 NUMBER          PERCENT
             NAME AND ADDRESS OF BENEFICIAL OWNER                              OF SHARES         OF CLASS
--------------------------------------------------------------------------    ------------    --------------
Ben M. Brigham (2)........................................................    3,719,342            30.35%
     6300 Bridge Point Parkway, Bldg. 2, Suite 500
     Austin, Texas  78730
Anne L. Brigham (2).......................................................    3,719,342            30.35%
     6300 Bridge Point Parkway, Bldg. 2, Suite 500
     Austin, Texas  78730
General Atlantic Partners, L.L.C. (3).....................................    2,807,143            22.91%
     Three Pickwick Plaza
     Greenwich, Connecticut  06830
Resource Investors Management Company (4).................................    1,754,464            14.32%
     600 Travis Street, Suite 6875
     Houston, Texas  77002
R. Chaney & Co., Inc. (5).................................................      635,000             5.18%
     909 Fannin, Suite 1275
     Two Houston Center
     Houston, Texas  77010
Craig M. Fleming (6)......................................................       44,643                 *
Jon L. Glass (7)..........................................................       67,964                 *
David T. Brigham (8)......................................................       45,643                 *
A. Lance Langford.........................................................        1,000                 *
Harold D. Carter .........................................................      341,893             2.79%
Gary J. Milavec (9) ......................................................           --                --
Alexis M. Cranberg .......................................................           --                --
Stephen P. Reynolds (10)..................................................           --                --
All directors and executive officers as a group (11 persons) (6)(7)(8)....
                                                                              4,220,485            34.44%

-----------------

* Represents less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or disposition power with respect to securities.

(2) Includes 1,831,414 shares owned by Ben M. Brigham and 1,831,410 shares owned by Anne L. Brigham, who are husband and wife; 28,272 shares owned by Ben M. Brigham and Anne L. Brigham as Trustees under Brigham Parental Trust I; 28,246 shares owned by Ben M. Brigham and Anne L. Brigham as Trustees under Brigham Parental Trust II; and 1,000 shares held by David
      T. Brigham, as custodian for Elizabeth R. Brigham under the Texas Uniform Transfers to Minors Act.

(3) Includes 2,679,418 shares held by General Atlantic Partners III, L.P. ("GAP III"); and 127,725 shares held by GAP-Brigham Partners, L.P. ("GAP-Brigham"). Stephen P. Reynolds is the general partner and a limited partner in GAP-Brigham and is President of GAP III Investors, Inc., the general partner of GAP III.

(4) Includes 612,308 shares held by RIMCO Partners, L.P. II, 307,031 shares held by RIMCO Partners, L.P. III and 835,125 shares held by RIMCO Partners, L.P. IV (collectively, the "RIMCO Partnerships"). Resource Investors Management Company ("RIMCO") is the general partner of each of the RIMCO Partnerships. The general partner of RIMCO is RIMCO Associates, Inc.

(5) Includes 610,000 shares held by R. Chaney & Partners III L.P. ("Fund III") and 25,000 shares held by R. Chaney & Partners IV L.P. ("Fund IV"). R. Chaney & Partners, Inc. ("Partners") is the sole general partner of Fund III, and R. Chaney Investments, Inc. ("Investments") is the sole general partner of Fund IV. Mr. Robert H. Chaney is the sole shareholder of Partners and Investments.

(6) Includes 44,643 shares of restricted stock, which vest as follows: 30% in July 1997, 30% in July 1998 and 40% in July 1999.

(7) Includes 66,964 shares of restricted stock, which vest as follows: 16.67% in February 1997, 28.33% in July 1997, 28.33% in July 1998 and 26.67% in
      July 1999.

(8) Includes 44,643 shares of restricted stock, which vest as follows: 30% in July 1997, 30% in July 1998 and 40% in July 1999, and 1,000 shares gifted by Ben M. Brigham and Anne L. Brigham.

(9) Gary J. Milavec is a Senior Vice President of RIMCO, the general partner of each of the RIMCO Partnerships, and is a Vice President of RIMCO Associates, Inc., the general partner of RIMCO. As such, Mr. Milavec may be deemed to share voting and investment power with respect to the 612,308 shares held by RIMCO Partners, L.P. II, the 307,031 shares held by RIMCO Partners, L.P. III and the 835,125 shares held by RIMCO Partners, L.P. IV. Mr. Milavec disclaims beneficial ownership of shares beneficially owned by RIMCO and the RIMCO Partnerships.

(10) Stephen P. Reynolds is the general partner and a limited partner in GAP-Brigham and is President of GAP III Investors, Inc., the general partner of GAP III. As such, Mr. Reynolds may be deemed to share voting and investment power with respect to the 2,679,418 shares held by GAP III and the 127,725 shares held by GAP-Brigham. Mr. Reynolds disclaims beneficial ownership of shares owned by GAP III and GAP-Brigham except to the extent of his pecuniary interest therein.

                                   PROPOSAL 1.
                              ELECTION OF DIRECTORS

         The business and affairs of the Company are managed by and under the direction of the Board of Directors, which exercises all corporate powers of the Company and establishes broad corporate policies.

         The Company's Board of Directors formed standing audit and compensation committees on February 26, 1997, which are composed of Harold D. Carter, Alexis
M. Cranberg and Gary J. Milavec. The Audit Committee's primary responsibilities are to (i) recommend the Company's independent auditors to the Board of Directors, (ii) review with the Company's auditors the plan and scope of the auditor's annual audit, the results thereof and the auditors' fees, (iii) review the Company's financial statements and (iv) take such other action as it deems appropriate as to the accuracy and completeness of financial records of the Company and financial information gathering, reporting policies and procedures of the Company. The Compensation Committee exercises the power of the Board of Directors in connection with all matters relating to compensation of executive officers, employee benefit plans and the administration of the Company's stock option programs.

         All duly submitted and unrevoked proxies will be voted for the nominees for directors selected by the Board of Directors, except where authorization so to vote is withheld. If any nominee(s) should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to cast votes for another person(s) designated by the Board. The seven nominees of the Board of Directors of the Company are named below. Each of the nominees has consented to serve as a director if elected. Set forth below is certain information with respect to the nominees, including information as to each nominee's age as of April 17, 1998, position with the Company, business experience during the past five years and directorships of publicly held companies.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW.

         Ben M."Bud" Brigham, age 38, has served as Chief Executive Officer, President and Chairman of the Board of the Company since founding the Company in 1990. From 1984 to 1990, Mr. Brigham served as an exploration geophysicist with Rosewood Resources, an independent oil and gas exploration and production company. Mr. Brigham began his career in Houston as a seismic data processing geophysicist for Western Geophysical, a provider of 3-D seismic services, after earning his B.S. in Geophysics from the University of Texas.

         Anne L. Brigham, age 36, has served as Executive Vice President and a Director of the Company since its inception in 1990 and served as Corporate Secretary from 1990 to February 1998. Before joining the Company full-time in 1991, Ms. Brigham practiced law in the oil and gas and real estate sections of Thompson & Knight, P.C. Ms. Brigham worked as a geologist for Hunt Petroleum Corporation, an independent oil and gas exploration and production company, for over two years before attending law school. Ms. Brigham holds a B.S. in Geology from the University of Texas and a J.D. from Southern Methodist University.

         Jon L. Glass, age 42, joined the Company in 1992 and has served as Vice President - Exploration since 1994 and a Director of the Company since 1995. From 1984 to 1992, Mr. Glass served in various capacities with Santa Fe Minerals, an oil and gas exploration company, in a variety of staff and managerial positions mainly focused on Santa Fe Minerals' exploration activities in the midcontinent and Gulf of Mexico (onshore and offshore). During this time, Mr. Glass also assisted in the development of exploration and acquisition opportunities for Santa Fe Minerals in Canada and South America. Mr. Glass' early geological experience includes three years with Mid-America Pipeline Company and two years with Texaco USA, serving mainly as a midcontinent exploration geologist. Mr. Glass holds a B.S. and an M.S. in Geology from Oklahoma State University and an M.B.A. from the University of Tulsa.

         Harold D. Carter, age 59, has served as a Director of and consultant to the Company since 1992. Mr. Carter has more than 30 years experience in the oil and gas industry and has been an independent consultant since 1990. Prior to consulting, Mr. Carter served as Executive Vice President of Pacific Enterprises Oil Company

(USA). Before that, Mr. Carter was associated for 20 years with Sabine Corporation, ultimately serving as President and Chief Operating Officer from 1986 to 1989. Mr. Carter consults for Endowment Advisors, Inc. with respect to its EEP Partnerships and Associated Energy Managers, Inc. with respect to its Energy Income Fund, L.P. and is a director of Abraxas Petroleum Corporation. Mr. Carter has a B.B.A. in Petroleum Land Management from the University of Texas and has completed the Program for Management Development at the Harvard University Business School.

         Alexis M. Cranberg, age 42, has served as a Director of the Company since 1992. Mr. Cranberg is President of Aspect Management Corporation, an oil and gas exploration and investment company. In addition, Mr. Cranberg is a Director for Westport Oil and Gas Company, Inc. and a past Director of General Atlantic Resources, Inc. and United Meridian Corporation. Mr. Cranberg is a nominee for Director of Frontier Natural Gas Corp. He holds a B.S. in Petroleum Engineering from the University of Texas and an M.B.A. from Stanford University.

         Gary J. Milavec, age 36, has served as a Director of the Company since 1995. Mr. Milavec is a Senior Vice President of RIMCO, a full service investment management firm specializing in the energy industry. Prior to joining RIMCO in 1990, Mr. Milavec spent two years in the corporate finance department of Rauscher Pierce Refsnes, Inc. and three years as a geological engineer with Shell Western E&P, Inc. He also serves as a director of Universal Seismic Associates, Inc. and Texoil, Inc. Mr. Milavec holds B.S. in Geology from the University of Rochester, an M.S. in Geology from the University of Oklahoma and an M.B.A. from the University of Houston.

         Stephen P. Reynolds, age 46, has served as a Director of the Company since 1996. Mr. Reynolds is a managing member of General Atlantic Partners, LLC ("GAP LLC") and has been with GAP LLC or its predecessor entities since April 1980. Mr. Reynolds is also President of GAP III Investors, Inc., the general partner of General Atlantic Partners III, L.P., and is a general partner and limited partner of GAP-Brigham Partners, L.P. Mr. Reynolds is on the board of directors of Solo Serve Corporation, a publicly traded off-price soft goods retail company, and Computer Learning Centers, Inc., a publicly traded company providing technology related training. Mr. Reynolds is a nominee for Director of SS&C Technologies, Inc. Mr. Reynolds holds a B.A. in Economics from Amherst College and a Masters degree in Accounting from New York University.

COMPENSATION OF DIRECTORS

         Fees and Expenses; Other Arrangements. Directors who are also employees of the Company are not separately compensated for serving on the Board of Directors. Directors who are not employees of the Company receive $5,000 per year and $500 per meeting for their services as directors. In addition, the Company reimburses Directors for the expenses incurred in connection with attending meetings of the Board of Directors and its committees.

         Pursuant to a consulting agreement with Harold D. Carter that expired May 1, 1997, the Company paid Mr. Carter $6,000 per month through June 1996 and then $7,200 per month for the remainder of the term of the agreement to spend approximately 50% of his working time performing such consulting and advisory services regarding the operations of the Company as the Company requested, including service on the management committee of the Company's predecessor partnership. Pursuant to a subsequent consulting agreement that expires December 31, 1998, Mr. Carter continues to serve as a consultant to the Company and is currently being compensated $7,200 per month for such services and is reimbursed by the Company for his out-of-pocket expenses. In addition, pursuant to the terms of Mr. Carter's consulting agreement, the Company pays Associated Energy Managers, Inc. $1,000 per month to offset a portion of Mr. Carter's office overhead expenses and provide the Company with limited use of part of Mr. Carter's office space for purposes of conducting business while employees of the Company are in Dallas, Texas.

         Alexis M. Cranberg and Stephen P. Reynolds served on the management committee of the Company's predecessor partnership pursuant to the terms of an agreement with General Atlantic, and Gary J. Milavec served on the committee pursuant to the terms of an agreement with RIMCO. The Company is not obligated to nominate any of the three to serve as a Director of the Company in the future.

         Director Stock Options. The Company's stockholders have approved the 1997 Director Stock Option Plan, pursuant to which each newly elected nonemployee director shall be granted an option to purchase 1,000 shares of Common Stock and each nonemployee director will receive an option to purchase 500 shares of Common Stock on December 31 of each year. The options under the plan are granted at fair market value on the grant date and become exercisable, subject to certain conditions, in five equal annual installments on the first five anniversaries of the grant date. The options terminate ten years from the grant date, unless terminated sooner. 25,000 shares of Common Stock have been authorized and reserved for issuance pursuant to the plan. Options to purchase 2,000 shares of Common Stock have been granted in 1998 to the Company's four nonemployee directors pursuant to the 1997 Directors Stock Option Plan.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the 1934 Act requires directors and officers of the Company, and persons who own more than 10 percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Directors, officers and more than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1997, all Section 16(a) filing requirements applicable to its directors, officers and more than 10 percent beneficial owners were met.

COMPENSATION OF EXECUTIVE OFFICERS

         Summary Compensation

       The following table sets forth certain summary information concerning the compensation paid or awarded to the Chief Executive Officer of the Company and the only other executive officers of the Company who earned in excess of $100,000 in 1997 (the "named executive officers") for the years indicated.

                           SUMMARY COMPENSATION TABLE


                                                                                              LONG-TERM
                                                       ANNUAL COMPENSATION                  COMPENSATION
                                                 -------------------------------    ---------------------------
                                                                                                       SHARES       ALL OTHER
                  NAME AND                                                           RESTRICTED      UNDERLYING      COMPEN-
             PRINCIPAL POSITION                  YEAR    SALARY($)   BONUS($)(1)    STOCK AWARDS       OPTIONS    SATION($)(2)
             ------------------                  ----    ---------   -----------    ------------       -------    ------------
Ben M. Brigham...............................    1997       258,725   30,600                    --             --         6,236
    Chief Executive Officer, President and       1996       144,000   15,000                    --             --         4,817
    Chairman of the Board
Jon L. Glass.................................    1997       127,301   43,268                66,964        208,333            --
    Vice President - Exploration                 1996       109,782    9,225                    --             --            --
Craig M. Fleming.............................    1997       122,272   44,971                44,643         69,444            --
    Chief Financial Officer                      1996       102,919    8,063                    --             --            --
David T. Brigham.............................    1997       108,895   32,712                44,643         69,444            --
    Vice President - Land and Administration,    1996        94,874   10,505                    --             --            --
    Corporate Secretary
A. Lance Langford............................    1997       110,044   40,537                    --         52,085            --
    Vice President - Operations                  1996        94,090    7,261                    --             --            --

----------------
(1) Includes the following moving allowances granted in 1997 to employees in connection with the Company's relocation of its corporate headquarters from Dallas, Texas, to Austin, Texas: Ben M. Brigham - $30,600; Jon L. Glass - $12,076; Craig M. Fleming - $23,654; David T.
         Brigham - $17,529; and A. Lance Langford - $20,949.

(2) Consists of premiums paid by the Company under life and disability insurance plans of $2,612 and $3,624, respectively, in 1997, and $1,404 and $3,413, respectively, in 1996.

         Option Grants

         The following table contains information about stock option grants to the named executive officers in 1997:


                        OPTION GRANTS IN LAST FISCAL YEAR


                                                                                     POTENTIAL REALIZED VALUE AT
                                                                                       ASSUMED ANNUAL RATES OF
                                                                                      STOCK PRICE APPRECIATION
                                           INDIVIDUAL GRANTS                             FOR OPTION TERM (1)
                          --------------------------------------------------     ---------------------------------------
                           NUMBER OF     % OF TOTAL
                          SECURITIES      OPTIONS      EXERCISE
                          UNDERLYING     GRANTED TO     OR BASE
                            OPTIONS     EMPLOYEES IN     PRICE    EXPIRATION
          NAME            GRANTED (#)   FISCAL YEAR     ($/SH)        DATE          0% ($)        5% ($)       10% ($)
------------------------- ------------  -----------    ---------  ----------     -----------    ----------   -----------
Ben M. Brigham...........           --      --              --            --              --            --           --
Jon L. Glass.............      208,333    32.3            5.00        7/1/04       2,005,205     3,142,265    4,619,508
Craig M. Fleming.........       69,444    10.8            5.00        7/1/04         668,399     1,047,417    1,539,828
David T. Brigham.........       69,444    10.8            5.00        7/1/04         668,399     1,047,417    1,539,828
A. Lance Langford........       52,085     8.1            5.00        7/1/04         501,318       785,593    1,154,916

----------------
(1) Amounts represent hypothetical gains that could be achieved for the options if they are exercised at the end of the option term. Those gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% compounded annually from February 27, 1997, the date such options had been granted, through the expiration date. For the option term ending July 1, 2004, based on the closing price on The Nasdaq Stock Market(sm) of the Common Stock of $14.63 on December 31, 1997, a share of the Common Stock would have a value on July 1, 2004 of approximately $20.08 at an assumed appreciation rate of 5% and approximately $27.17 at an assumed appreciation rate of 10%.

         Option Exercises and Year-End Option Values

         The following table provides information about the number of shares issued upon option exercises by the named executive officers during 1997, and the corresponding value realized by the named executive officers. The table also provides information about the number and value of options that were held by the named executive officers at December 31, 1997.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES


                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED IN-THE-MONEY
                      SHARES                             OPTIONS AT FY-END (#)                   OPTIONS AT FY-END ($)
                    ACQUIRED ON       VALUE              ---------------------                   ---------------------
          NAME     EXERCISE (#)   REALIZED ($)     EXERCISABLE       UNEXERCISABLE         EXERCISABLE         UNEXERCISABLE
          ----     ------------   ------------     -----------       -------------         -----------         -------------
Ben M. Brigham .....      --         --                --                   --                 --                     --
Jon L. Glass .......      --         --                --                208,333               --                2,005,205
Craig M. Fleming ...      --         --                --                 69,444               --                  668,399
David T. Brigham ...      --         --                --                 69,444               --                  668,399
A. Lance Langford ..      --         --                --                 52,085               --                  501,318

BOARD REPORT ON EXECUTIVE COMPENSATION POLICY

         The Company's executive compensation policy is designed to attract, motivate, reward and retain the key executive talent necessary to achieve the Company's business objectives and contribute to the long-term success of the Company. In order to meet these goals, the Company's compensation policy for its executive officers focuses primarily on determining appropriate salary levels and providing long-term stock-based incentives. To a lesser extent, the Company's compensation policy also contemplates performance-based cash bonuses. The Company's compensation principles for the Chief Executive Officer are identical to those of the Company's other executive officers.

         Cash Compensation. In determining its recommendations for adjustments to officers' base salaries for fiscal 1997, the Company focused primarily on the scope of each officer's responsibilities, each officer's contributions to the Company's success in moving toward its long-term goals during the fiscal year, the completion of the Company's initial public offering of common stock, the accomplishment of goals set by the officer and approved by the Board for that year, the Company's assessment of the quality of services rendered by the officer, comparison with compensation for officers of comparable companies and an appraisal of the Company's financial position. In certain situations, the Company may also pay cash bonuses, the amount of which will be determined based on the contribution of the officer and the benefit to the Company of the transaction or development.

         Equity Compensation. The grant of stock options to executive officers constitutes an important element of long-term compensation for the executive officers. The grant of stock options increases management's equity ownership in the Company with the goal of ensuring that the interests of management remain closely aligned with those of the Company's stockholders. The Board believes that stock options in the Company provide a direct link between executive compensation and stockholder value. By attaching vesting requirements, stock options also create an incentive for executive officers to remain with the Company for the long term.

         Chief Executive Officer Compensation. As indicated above, the factors and criteria upon which the compensation of Ben M. Brigham, the Chief Executive Officer, is based are identical to the criteria used in evaluating the compensation packages of the other executive officers of the Company. The Chief Executive Officer's individual contributions to the Company included his leadership role in establishing and retaining a strong management team, developing and implementing the Company's business plans and attracting investment capital to the Company. In addition, the Company reviewed compensation levels of chief executive officers at comparable companies in the Company's industry.

                                            Harold D. Carter
                                            Alexis M. Cranberg
                                            Gary J. Milavec

SECTION 162(M) OF THE INTERNAL REVENUE CODE.

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a company's chief executive officer and each of its other four most highly compensated executive officers. All options granted under the Company's existing plans will qualify for an exemption from the application of Section 162(m) of the Code, thereby preserving the deductibility for federal income tax purposes of compensation that may be attributable to the exercise of such options.

EMPLOYMENT AGREEMENTS

      The Company employs Ben M. Brigham under an employment agreement (the "Employment Agreement") as Chief Executive Officer and President of the Company for a five year term that began in February 1997. The Employment Agreement contains rollover provisions so that at all times the term of the Employment Agreement shall be not less than three years. The agreement provides for an annual salary of $275,000, which the Board of Directors may further increase from time to time. Mr. Brigham is also entitled to an annual cash bonus, not to exceed 75% of his then current salary, determined based on criteria established by the Board of Directors. Under the Employment Agreement, Mr. Brigham is entitled to participate in any employee benefit programs that the Company provides to its executive officers. The only employee benefit programs that the Company offers to its officers and employees are group insurance coverage and participation in the Company's 401(k) Retirement Plan, the 1997 Incentive Plan and the Incentive Bonus Plan. If Mr. Brigham terminates his employment for good reason, which includes a material reduction of Mr. Brigham's position without cause or his written consent, breach of a material provision of the Employment Agreement or improper notice of termination, or if the Company terminates Mr. Brigham without cause, the Company must pay Mr. Brigham a sum equal to the amount of his annual base salary that he would have received during the remainder of his employment term plus the average of his annual bonuses received in the preceding two years times the number of years in the remainder of his employment term. Mr. Brigham's agreement also contains a three-year non-compete and confidentiality clause with standard terms.

      Each of the other named executive officers of the Company, except A. Lance Langford, is a party to a confidentiality and noncompete agreement contained in agreements relating to the officers' restricted stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Company's compensation committee during the last ten months of the past fiscal year consisted of Messrs. Carter, Cranberg and Milavec and all determinations concerning executive compensation for such period for the Company's executive officers were made by the compensation committee. The compensation committee members abstained from participation in compensation determinations concerning their own compensation. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served on the Board of Directors of the Company.

CERTAIN TRANSACTIONS

      In connection with the land work necessary prior to and during 3-D seismic acquisitions, the Company engages Brigham Land Management ("BLM"), an independent company owned and managed by Vincent M. Brigham, a brother of Ben M. Brigham, who is the Company's Chief Executive Officer, President and Chairman of the Board, and David T. Brigham, who is a Vice President of the Company. BLM specializes in conducting the field land work necessary prior to and during 3-D seismic acquisitions. BLM has regional expertise in the Anadarko Basin and the Texas Panhandle, and, to a lesser extent, West Texas. BLM performs these services for the Company using BLM's employees and independent contractors. BLM performs approximately one-third of the Company's work in the Anadarko Basin. In 1995, 1996 and 1997, the Company paid BLM approximately $382,000, $596,000 and $837,000, respectively. Other participants in the Company's 3-D seismic projects reimbursed the Company for a portion of these amounts. Based on its experience with other firms in the area, the Company believes that BLM's charges are at or below those of other firms.

      In 1994, the Company, through its subsidiary Quest Resources, L.L.C., formed Venture Acquisitions, L.P. ("Venture") with affiliates of RIMCO, a holder of in excess of 5% of the Common Stock, to provide the Company with the capital to acquire interests in certain potential drilling locations, producing properties and 3-D seismic projects. The RIMCO affiliates have contributed $5.2 million to Venture, and the Company has contributed $286,138. Until the first payout under the Venture limited partnership agreement, the Company's share of all capital costs is 5%, and the Company's share of revenues and related production expenses and costs is 10%. Between the first and second payout levels, the Company's share of capital costs and revenues and related production expenses and costs is 25% and thereafter increases to 50%. Venture acquired from the Company an interest in (i) a 3-D project for approximately $75,000 in 1995, and (ii) two 3-D delineated potential drilling locations and 3-D seismic data for approximately $83,000 in 1996. The Company billed Venture approximately $14,924 in 1995, $16,500 in 1996 and $56,658 in 1997 for its proportionate share of exploration and overhead costs. Because RIMCO was not an affiliate of the Company when the Venture partnership was formed, the Company believes that the terms of the Venture partnership are no less favorable than could be obtained from an unaffiliated third party. Gary J. Milavec, a director of the Company and member of the Company's compensation committee, is employed by RIMCO.

      In November 1994, the Company, certain RIMCO affiliates and other unrelated industry participants entered into a geophysical exploration agreement creating an area of mutual interest in its Esperson Dome Project in Liberty and Harris counties, Texas. The Company financed its participation in this project by assigning its interest, and obligation to bear costs, to Vaquero Gas Company, Inc. ("Vaquero"), a RIMCO affiliate, subject to a 5% net profits overriding royalty interest and the right to receive up to 50% of Vaquero's interest on the occurrence of certain payouts. The Company also retained responsibility for managing the 3-D seismic data acquisition and interpretation of the data after it had been acquired. During 1995, 1996 and 1997, the Company received approximately $25,000, $123,000 and $50,000, respectively, from the RIMCO affiliates, including Vaquero, for workstation time and geoscientists' time in interpreting the 3-D seismic data that were acquired. Because RIMCO was not an affiliate of the Company when the project was initiated and the interest to Vaquero was transferred, the Company believes that the terms of the arrangement are no less favorable than could be obtained from an unaffiliated third party.

      In January 1997, the Company, RIMCO and Tigre Energy Corporation ("Tigre") entered into an agreement under which the Company had been initially assigned an undivided 25% interest (subject to a proportionately reduced 3% overriding royalty interest) in a project ("Tigre Point") located in Vermillion Parish, Louisiana in return for paying certain costs of acquiring 3-D seismic and land within the project area. The Company acquired an additional 12.5% working interest from RIMCO and an additional 37.5% working interest from Tigre in parts of the project under the same terms as the initial 25% interest. The Company believes that the arrangements with RIMCO affiliates relating to Tigre Point are on terms no less favorable than could be obtained from an unaffiliated third party, because RIMCO and Tigre, an unaffiliated third party, are participants in the project on substantially similar terms.

      The Company and an affiliate of Universal Seismic Associates, Inc. ("USA"), a public company of which RIMCO affiliates beneficially own approximately 31% of the outstanding common stock, have entered into a geophysical exploration agreement covering an area of mutual interest on the Gulf Coast. Under the terms of the agreement, USA conducted a 3-D seismic program established by the Company and USA and processed the data acquired under the program at cost, and the Company will interpret the resulting seismic data for the benefit of the Company and USA at no charge to USA. Subject to a party's electing not to participate in an acquired interest, the Company and USA will each own an undivided 50% interest in all land interests acquired within the area of mutual interest. Through December 31, 1997, the Company had incurred $209,314 of costs under those arrangements. Based on its experience in acquiring 3-D seismic data, the Company believes that it has acquired 3-D seismic data under this agreement on terms, and that the arrangement is on terms, no less favorable than could be obtained from an unaffiliated third party.

      In 1993 and 1994 the Company issued to RIMCO 10% Notes in principal amounts of $3.0 million and $4.9 million, respectively. In 1995 the Company issued RIMCO additional 10% Notes in a principal amount of $2.6 million, and in the same year, issued RIMCO 5% Notes in a principal amount of $16.0 million, $10.5 million of which was used to repay all the outstanding 10% Notes. The 5% Notes were exchanged for 1,754,464 shares of Common Stock in the exchange of partnership interests in the Company's predecessor partnership for Common Stock of the Company prior to the Company's initial public offering. In 1995, 1996 and 1997, the Company paid RIMCO $631,989, $809,332 and $363,367, respectively, in interest payments on the 5% Notes and the 10% Notes. In 1995, 1996 and 1997, the Company distributed to RIMCO $102,107, $82,097 and $48,150, respectively for RIMCO's overriding royalty interest in certain natural gas and oil properties.

      Pursuant to a consulting agreement with Harold D. Carter that expired May 1, 1997, the Company paid Mr. Carter $6,000 per month through June 1996 and $7,200 per month for the remainder of the term of the agreement to spend approximately 50% of his working time performing such consulting and advisory services regarding the operations of the Company as the Company requested, including service on the management committee of the Company's predecessor partnership. Pursuant to this agreement, Mr. Carter received $72,000 in 1995, $79,200 in 1996 and $86,580 in 1997. Additional disbursements totaling approximately $13,000 were made by the Company to Mr. Carter during 1997 for the reimbursement of certain expenses. Pursuant to the terms of a subsequent consulting agreement, the Company will continue to utilize Mr. Carter's consulting services through December 31, 1998 and pay Mr. Carter $7,200 per month for those services and reimburse Mr. Carter for certain out-of-pocket expenses and during the term of the agreement. In addition, pursuant to the terms of Mr. Carter's consulting agreement, the Company pays Associated Energy Managers, Inc. $1,000 per month to offset a portion of Mr. Carter's office overhead expenses and provide the Company with limited use of part of Mr. Carter's office space for purposes of conducting business while employees of the Company are in Dallas, Texas.

      In 1995, 1996 and 1997, the Company paid $35,000, $110,000 and $18,000 to
Aspect and affiliates of Alexis M. Cranberg, a director of the Company, to acquire interests in a project in Grady County, Oklahoma and a project in Hardeman and Wilbarger counties, Texas and Jackson County, Oklahoma. Based on its experience in the industry, the Company believes that these transactions are on terms no less favorable than could be obtained from an unaffiliated third party. The Company billed Aspect and other affiliates of Alexis M. Cranberg $13,000 in 1995 and $68,000 in 1996 for its proportionate share of the costs related to the projects.

      The Company has entered into a Registration Rights Agreement with General Atlantic Partners III, L.P., GAP-Brigham Partners, L.P., RIMCO Partners, L.P. II, RIMCO Partners, L.P. III and RIMCO Partners, L.P. IV, Ben M. Brigham, Anne
L. Brigham, Harold D. Carter, Craig M. Fleming, David T. Brigham and Jon L. Glass. Pursuant to the Registration Rights Agreement, Anne and Ben Brigham, acting together, the RIMCO entities, acting together, and the General Atlantic entities, acting together, each may separately require the Company to register securities, on one occasion, if the shares to be registered have an estimated aggregate offering price to the public of at least $3.0 million. One additional registration is allowed if any registrable securities requested to be included in a previous registration statement have not been disposed of in accordance with that previous registration. The Registration Rights Agreement also provides "piggyback" registration rights for all registrations of registrable securities for the Company or another security holder. In an underwritten offering, however, the Company may exclude all or a portion of the securities being registered pursuant to "piggyback" registration rights if the managing underwriter determines that including those securities would raise a substantial doubt about whether the proposed offering could be consummated. The Registration Rights Agreement contains customary indemnity by the Company in favor of persons selling securities in a registration governed by the Registration Rights Agreement, and by those persons in favor of the Company, relating to the information included in or omitted from the Registration Statement.

PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on the Common Stock with the cumulative total return of (i) the Media General Industry Group Index No. 353, "Oil, Natural Gas Exploration" ("MG E&P Group Index") and (ii) the Nasdaq Market Index from the first day of trading of the Common Stock, May 9, 1997, through December 31, 1997. The graph assumes that the value of an investment in the Common Stock and each index was $100 at May 9, 1997 and that any dividends were reinvested. Numerical values used for the month-end plot points in the graph are set forth in the table under the graph.


     COMPARISON OF CUMULATIVE TOTAL RETURN FOR BRIGHAM EXPLORATION COMPANY,
                   NASDAQ MARKET INDEX AND MG E&P GROUP INDEX


                              [GRAPH]


                                 5/9/97 5/30/97  6/30/97  7/31/97  8/29/97  9/30/97 10/31/97 11/28/97 12/31/97
                                 ------ -------  -------  -------  -------  ------- -------- -------- --------
Brigham Exploration Company      100.00   85.93    99.26   106.67   127.41   164.44  194.07   185.19   173.33
Nasdaq Market Index              100.00  111.24   114.62   126.67   126.20   133.77  127.05   127.59   125.48
MG E&P Group Index               100.00  110.75   106.87   110.35   113.43   125.34  119.45   110.94   110.22

                                   PROPOSAL 2.
                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has appointed, and recommends the approval of the appointment of, Price Waterhouse LLP, who have been the Company's auditors since 1992, as independent auditors for the year ending December 31, 1998. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

      Unless stockholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the Annual Meeting to ratify the selection of Price Waterhouse LLP as the Company's auditors for 1998. The affirmative vote of a majority of the votes cast at the Annual Meeting will be required for ratification.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP.

OTHER MATTERS

      The Board of Directors of the Company does not intend to present any other matters at the meeting and knows of no other matters which will be presented. However, if any other matters come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

      It is contemplated that the 1999 annual meeting of stockholders of the Company will take place during the fourth week of May 1999. Stockholder proposals for inclusion in the Company's proxy materials for the 1999 annual meeting of stockholders must be received at the Company's principal executive office in Austin, Texas, addressed to the Secretary of the Company, not less than 60 days prior to such meeting; provided that if the 1999 annual meeting of stockholders is changed by more than 30 days from the presently contemplated date, proposals must be so received a reasonable time in advance of the meeting.

FORM 10-K ANNUAL REPORT

      The Company will provide without charge to each person from whom a proxy is solicited by this proxy statement, upon the written request of any such person, a copy of the Company's annual report on Form 10-K, including the financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission pursuant to Section 13(a)-1 under the 1934 Act for the Company's most recent fiscal year. Requests should be directed to Investor Relations, Brigham Exploration Company, 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730.

                                By Order of the Board of Directors



                                David T. Brigham
                                Secretary

April 17, 1998
Austin, Texas

                          BRIGHAM EXPLORATION COMPANY
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 29, 1998


     The undersigned hereby appoints Ben M. Brigham and David T. Brigham, or any of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Brigham Exploration Company to be held at 1:00 p.m. C.S.T. on May 29, 1998, at Barton Creek Resort and Country Club, 8212 Barton Club Drive, Austin, Texas, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRIGHAM EXPLORATION COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR PROPOSAL 2. IN THEIR DIRECTION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION AND BY APPLICABLE STATE LAWS (INCLUDING MATTERS THAT THE PROXY HOLDERS DO NOT KNOW, A REASONABLE TIME BEFORE THIS SOLICITATION, ARE TO BE PRESENTED).

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

                        PLEASE DATE, SIGN AND MAIL YOUR
                     PROXY CARD BACK AS SOON AS POSSIBLE!

                        ANNUAL MEETING OF STOCKHOLDERS
                          BRIGHAM EXPLORATION COMPANY

                                 MAY 29, 1998



              o PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED o


------------------------------------------------------------------------------------------------------------------------------------
    PLEASE MARK YOUR
    VOTES AS INDICATED
[X] IN THIS EXAMPLE.


                        FOR               WITHHOLD
                 all nominees listed      AUTHORITY
                (except as indicated   to vote for all
                  to the contrary)     nominees listed

1. ELECTION OF                                    NOMINEES:  Ben M. Brigham     2. RATIFICATION OF PRICE WATER-  FOR AGAINST ABSTAIN
   DIRECTORS.           [ ]                 [ ]              Anne L. Brigham       HOUSE LLP AS THE COMPANY'S
                                                             Harold D. Carter      AUDITORS FOR THE FISCAL YEAR  [ ]   [ ]     [ ]
(INSTRUCTIONS: To withhold authority to                      Alexis M. Cranberg    ENDING DECEMBER 31, 1998.
vote for any individual nominee, write the                   Jon L. Glass
nominee's name on the space provided below.)                 Gary J. Milavec    3. The transaction of such other business as may
                                                             Stephen P. Reynolds   properly come before the meeting or any
--------------------------------------------                                       adjournments or postponements of the meeting.

                                                                                WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN
                                                                                PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN
                                                                                AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN
                                                                                ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT
                                                                                THE MEETING.

Signature                                                                                        Dated:                      1998
          --------------------------------------------------- ----------------------------------        -------------------,
                                                               SIGNATURE (IF HELD JOINTLY)

NOTE:  Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a stockholder should give their full title. Please date the proxy.
